Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2022 Third Quarter Results

MALVERN, Pa. (November 7, 2022) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement sensing technologies, today announced its results for its fiscal 2022 third quarter ended October 1, 2022.
Third Fiscal Quarter Highlights:
•Revenues of $90.1 million increased 9.9% from a year ago.
•Gross profit margin was 41.4%, as compared to 38.8% reported a year ago.
•Adjusted gross profit margin* was 41.7%, as compared to 41.8% reported a year ago.
•Operating margin was 13.2%, as compared to 8.9% reported a year ago.
•Adjusted operating margin* was 13.7%, as compared to 11.8% reported a year ago.
•Diluted net earnings per share of $0.74 compared to $0.39 reported a year ago.
•Adjusted diluted net earnings per share* of $0.69 compared to $0.52 reported a year ago.
•EBITDA* was $17.0 million with an EBITDA margin* of 18.8%.
•Adjusted EBITDA* was $16.1 million with an adjusted EBITDA margin* of 17.9%.
•Book-to-bill ratio was 1.08.
•Cash from operating activities was $11.8 million with adjusted free cash flow* of $5.0 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We achieved another solid quarter for VPG, reflecting our diversified and expanded set of markets and applications and the high value that our precision measurement solutions deliver to our broad customer base. Our revenue grew both sequentially and year-over-year despite the continued negative impact from unfavorable foreign currency exchange rates on our top-line. Orders of $96.9 million grew 1.0 percent from the second quarter, resulting in a book-to-bill ratio of 1.08. Our backlog of $171.7 million puts us on track to achieve double-digit growth for full fiscal 2022 versus the prior year."

Mr. Shoshani said: "We achieved an adjusted diluted net earnings per share* of $0.69, and an adjusted EBITDA margin* of 17.9%. We generated $5.0 million of adjusted free cash flow*. Our strong balance sheet and business model supports our capital allocation strategy, which balances growth-focused investments in our business, attractive M&A, and share repurchases."
Third Fiscal Quarter and Nine Month Financial Trends:
The Company's third fiscal quarter 2022 net earnings attributable to VPG stockholders were $10.1 million, or $0.74 per diluted share, compared to $5.4 million, or $0.39 per diluted share, in the third fiscal quarter of 2021.
In the nine fiscal months ended October 1, 2022 net earnings attributable to VPG stockholders were $27.2 million, or $1.99 per diluted share, compared to $14.3 million, or $1.04 per diluted share, in the nine fiscal months ended October 2, 2021.
The third fiscal quarter 2022 adjusted net earnings* attributable to VPG stockholders were $9.5 million, or $0.69 per adjusted diluted net earnings per share*, compared to $7.1 million, or $0.52 per adjusted diluted net earnings per share* in the third fiscal quarter of 2021.
In the nine fiscal months ended October 1, 2022 adjusted net earnings* attributable to VPG stockholders were $25.5 million, or $1.86 per adjusted diluted net earnings per share*, compared to $17.9 million, or $1.32 per adjusted diluted net earnings per share* in the nine fiscal months ended October 2, 2021.
Segment Performance:
The Sensors segment revenue of $37.9 million in the third fiscal quarter of 2022 increased 23.3% from $30.7 million in the third fiscal quarter of 2021; sequentially, revenue decreased 6.0% compared to $40.3 million in the second quarter of 2022. Excluding the unfavorable impact of foreign currency exchange rates, revenue increased 35.1% from the third quarter of 2021. Excluding the unfavorable impact of foreign currency exchange rates, revenue decreased 4.2% from the second quarter of 2022. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors in the Test and Measurements market and higher revenue of our advanced sensors products primarily in Other markets (mainly for consumer applications). Sequentially, the decrease primarily reflected lower advanced sensors revenue in Other markets (mainly for consumer applications) and lower revenue of precision resistors in the Test and Measurements market.
Gross profit margin for the Sensors segment was 40.5% for the third fiscal quarter of 2022. Gross profit margin increased compared to 31.1% (or 34.3% adjusted to exclude the impact of $1.0 million of advanced sensors facility start-up costs) in the third fiscal quarter of 2021, and declined compared to 44.3% in the second fiscal quarter of 2022. The year-over-year increase in adjusted gross profit margin* was primarily due to higher volume and selling price increases partially offset by unfavorable foreign currency exchange rates and wage increases. Sequentially, the lower adjusted gross profit margin* was primarily due to lower volume, one-time inventory adjustments, and unfavorable foreign currency exchange rates.
The Weighing Solutions segment revenue of $31.4 million in the third fiscal quarter of 2022 increased 2.4% compared to $30.7 million in the third fiscal quarter of 2021 and was 10.3% higher than $28.5 million in the second quarter of 2022. The year-over-year and sequential increases in revenues were primarily attributable to increases in our Other markets for precision agriculture and construction applications.

Gross profit margin for the Weighing Solutions segment was 33.3% for the third fiscal quarter of 2022, which decreased compared to 37.2% (or 37.6% adjusted to exclude the impact of COVID-19) in the third fiscal quarter of 2021, and decreased compared to 33.7% in the second fiscal quarter of 2022. The year-over-year decrease in adjusted gross profit margin* was primarily due to higher materials costs, unfavorable product mix, unfavorable foreign currency exchange rates, and reduction of inventories, partially offset by higher volume and selling price increases. The sequential decrease in adjusted gross profit margin* was primarily due to higher materials costs and reduction of inventories partially offset by higher volume and selling price increases.
The Measurement Systems segment revenue of $20.8 million in the third fiscal quarter of 2022 increased 1.0% year-over-year from $20.6 million in the third fiscal quarter of 2021 and was 4.5% higher than $19.9 million in the second fiscal quarter of 2022. The year-over-year increase was primarily attributable to increased revenue in the Steel market. Sequentially, the increase in revenue was primarily due to the higher revenue of Dynamic Systems Inc. ("DSI") products in the Steel market and our Diversified Technical Systems Inc. ("DTS") products in the Transportation market.
Gross profit margin for the Measurement Systems segment was 55.5% (or 56.7% adjusted to exclude the $0.3 million of purchase accounting adjustments related to the DTS acquisition), compared to 52.8% (or 59.2% adjusted to exclude the purchase accounting adjustment related to the DTS acquisition of $1.3 million), in the third fiscal quarter of 2021, and 49.9% (or 53.3% adjusted to exclude the $0.7 million of purchase accounting adjustments related to the DTS acquisition) in the second fiscal quarter of 2022. The year-over-year decrease in adjusted gross profit margin* was mainly due to unfavorable product mix. The sequentially higher adjusted gross profit margin* reflected higher volume and favorable product mix.

Near-Term Outlook:
“We expect net revenues to be in the range of $88 million to $98 million for the fourth fiscal quarter of 2022, at constant third fiscal quarter 2022 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. "Adjusted free cash flow" for the third fiscal quarter of 2022 is defined as the amount of cash generated from operating activities ($11.8 million), in excess of our capital expenditures ($6.8 million), net of proceeds, if any, from the sale of assets ($0.0 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. In addition, the Company has historically provided these or similar non-GAAP measures and understands that some investors and financial analysts find this information helpful in analyzing the Company’s performance and in comparing the Company’s financial performance to that of its peer companies and competitors. Management believes that the Company’s non-GAAP measures are regarded as supplemental to its GAAP financial results. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, November 8, 2022 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-844-200-6205 or internationally +1-929-526-1599 and use passcode 301523, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +1-929-458-6194 and by using passcode 079968. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	October 1, 2022	October 2, 2021
Net revenues	$90,057	$81,974
Costs of products sold	52,737	50,129
Gross profit	37,320	31,845
Gross profit margin	41.4%	38.8%

Selling, general, and administrative expenses	25,271	24,580
Restructuring costs	165	—
Operating income	11,884	7,265
Operating margin	13.2%	8.9%

Other income (expense):
Interest expense	(636)	(328)
Other	1,223	174
Other income (expense)	587	(154)

Income before taxes	12,471	7,111

Income tax expense	2,323	1,662

Net earnings	10,148	5,449
Less: net earnings attributable to noncontrolling interests	30	70
Net earnings attributable to VPG stockholders	$10,118	$5,379

Basic earnings per share attributable to VPG stockholders	$0.74	$0.39
Diluted earnings per share attributable to VPG stockholders	$0.74	$0.39

Weighted average shares outstanding - basic	13,649	13,626
Weighted average shares outstanding - diluted	13,708	13,664

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	October 1, 2022	October 2, 2021
Net revenues	$266,340	$227,902
Costs of products sold	156,436	137,637
Gross profit	109,904	90,265
Gross profit margin	41.3%	39.6%

Selling, general, and administrative expenses	77,824	69,216
Acquisition costs	—	1,198
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Restructuring costs	1,330	—
Operating income	30,750	18,628
Operating margin	11.5%	8.2%

Other income (expense):
Interest expense	(1,393)	(906)
Other	5,006	421
Other income (expense)	3,613	(485)

Income before taxes	34,363	18,143

Income tax expense	6,651	3,688

Net earnings	27,712	14,455
Less: net earnings attributable to noncontrolling interests	483	195
Net earnings attributable to VPG stockholders	$27,229	$14,260

Basic earnings per share attributable to VPG stockholders	$2.00	$1.05
Diluted earnings per share attributable to VPG stockholders	$1.99	$1.04

Weighted average shares outstanding - basic	13,645	13,612
Weighted average shares outstanding - diluted	13,692	13,647

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 1, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,910	$84,335
Accounts receivable, net	55,151	58,265
Inventories:
Raw materials	31,036	25,464
Work in process	27,903	23,851
Finished goods	26,384	27,112
Inventories, net	85,323	76,427

Prepaid expenses and other current assets	16,160	15,916
Total current assets	236,544	234,943

Property and equipment:
Land	4,029	4,241
Buildings and improvements	69,769	68,778
Machinery and equipment	122,412	122,202
Software	9,136	8,871
Construction in progress	6,364	7,747
Accumulated depreciation	(129,225)	(130,619)
Property and equipment, net	82,485	81,220

Goodwill	45,460	45,830
Intangible assets, net	49,081	52,437
Operating lease right-of-use assets	24,737	27,764
Other assets	15,890	19,695
Total assets	$454,197	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 1, 2022	December 31, 2021
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,234	$14,876
Payroll and related expenses	20,658	23,772
Other accrued expenses	21,863	17,596
Income taxes	818	3,774
Current portion of operating lease liabilities	4,119	4,610
Total current liabilities	57,692	64,628

Long-term debt, less current portion	60,780	60,714
Deferred income taxes	4,585	5,848
Operating lease liabilities	20,422	25,140
Other liabilities	13,959	16,264
Accrued pension and other postretirement costs	10,259	12,253
Total liabilities	167,697	184,847

Commitments and contingencies

Equity:
Common stock	1,325	1,322
Class B convertible common stock	103	103
Treasury stock	(9,826)	(8,765)
Capital in excess of par value	200,308	199,151
Retained earnings	147,525	120,296
Accumulated other comprehensive loss	(52,995)	(35,008)
Total Vishay Precision Group, Inc. stockholders' equity	286,440	277,099
Noncontrolling interests	60	(57)
Total equity	286,500	277,042
Total liabilities and equity	$454,197	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine Fiscal Months Ended
	October 1, 2022	October 2, 2021
Operating activities
Net earnings	$27,712	$14,455
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Depreciation and amortization	11,519	11,033
Gain on sale of property and equipment	(182)	(35)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	191	—
Share-based compensation expense	1,583	1,328
Inventory write-offs for obsolescence	1,451	1,613
Deferred income taxes	(72)	(1,412)
Other	(4,319)	(2,022)
Net changes in operating assets and liabilities:
Accounts receivable, net	(2,077)	(3,078)
Inventories, net	(14,151)	(9,624)
Prepaid expenses and other current assets	(984)	(3,591)
Trade accounts payable	(1,459)	3,695
Other current liabilities	1,303	4,496
Net cash provided by operating activities	20,515	18,081

Investing activities
Capital expenditures	(15,545)	(11,191)
Proceeds from sale of property and equipment	397	181
Purchase of business, net of cash acquired	—	(47,216)
Net cash used in investing activities	(15,148)	(58,226)

Financing activities
Principal payments on long-term debt	—	(18)
Proceeds from revolving facility	—	20,000
Purchase of treasury stock	(1,061)	—
Distributions to noncontrolling interests	(366)	(244)
Payments of employee taxes on certain share-based arrangements	(435)	(853)
Net cash (used in) provided by financing activities	(1,862)	18,885
Effect of exchange rate changes on cash and cash equivalents	(7,930)	(1,634)
Decrease in cash and cash equivalents	(4,425)	(22,894)

Cash and cash equivalents at beginning of period	84,335	98,438
Cash and cash equivalents at end of period	$79,910	$75,544

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(13,198)	$(9,368)
Capital expenditures accrued but not yet paid	$720	$738

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
As reported - GAAP	$37,320	$31,845	$11,884	$7,265	$10,118	$5,379	$0.74	$0.39
As reported - GAAP Margins	41.4%	38.8%	13.2%	8.9%
Acquisition purchase accounting adjustments	260	1,329	260	1,329	260	1,329	0.02	0.10
COVID-19 impact	—	111	—	111	—	111	—	0.01
Start-up costs	—	970	—	970	—	970	—	0.07
Restructuring costs		—	165	—	165	—	0.01	—
Foreign currency exchange (gain)/loss		—		—	(1,261)	38	(0.09)	0.01
Less: Tax effect of reconciling items and discrete tax items		—		—	(194)	754	(0.01)	0.06
As Adjusted - Non GAAP	$37,580	$34,255	$12,309	$9,675	$9,476	$7,073	$0.69	$0.52
As Adjusted - Non GAAP Margins	41.7%	41.8%	13.7%	11.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine fiscal months ended	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
As reported - GAAP	$109,904	$90,265	$30,750	$18,628	$27,229	$14,260	$1.99	$1.04
As reported - GAAP Margins	41.3%	39.6%	11.5%	8.2%
Acquisition purchase accounting adjustments	1,310	2,259	1,310	2,259	1,310	2,259	0.10	0.17
Acquisition costs		—	—	1,198	—	1,198	—	0.09
COVID-19 impact	138	(66)	138	(574)	138	(574)	0.01	(0.04)
Start-up costs	150	2,258	150	2,258	150	2,258	0.01	0.17
Impairment of goodwill and indefinite-lived intangibles	—	—	—	1,223	—	1,223	—	0.09
Restructuring costs			1,330	—	1,330	—	0.10	—
Foreign currency exchange (gain)/loss					(5,195)	(523)	(0.38)	(0.04)
Less: Tax effect of reconciling items and discrete tax items					(496)	2,160	(0.03)	0.16
As Adjusted - Non GAAP	$111,502	$94,716	$33,678	$24,992	$25,458	$17,941	1.86	$1.32
As Adjusted - Non GAAP Margins	41.9%	41.6%	12.6%	11.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	October 1, 2022	October 2, 2021	July 2, 2022
Sensors
As reported - GAAP	$15,324	$9,568	$17,831
As reported - GAAP Margins	40.5%	31.1%	44.3%
Start-up costs	$—	$970	$—
As Adjusted - Non GAAP	$15,324	$10,538	$17,831
As Adjusted - Non GAAP Margins	40.5%	34.3%	44.3%

Weighing Solutions
As reported - GAAP	$10,470	$11,422	$9,585
As reported - GAAP Margins	33.3%	37.2%	33.7%
COVID-19 impact	—	111	—
As Adjusted - Non GAAP	$10,470	$11,533	$9,585
As Adjusted - Non GAAP Margins	33.3%	37.6%	33.7%

Measurement Systems
As reported - GAAP	$11,526	$10,855	$9,918
As reported - GAAP Margins	55.5%	52.8%	49.9%
Acquisition purchase accounting adjustments	260	1,329	679
As Adjusted - Non GAAP	$11,786	$12,184	$10,597
As Adjusted - Non GAAP Margins	56.7%	59.2%	53.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	October 1, 2022	October 2, 2021	July 2, 2022
Net earnings attributable to VPG stockholders	$10,118	$5,379	$10,755
Interest Expense	636	328	428
Income tax expense	2,323	1,662	2,587
Depreciation	2,937	2,955	2,832
Amortization	960	970	967
EBITDA	16,974	$11,294	$17,569
EBITDA MARGIN	18.8%	13.8%	19.8%
Acquisition purchase accounting adjustments	260	1,329	679
Restructuring costs	165	—	904
COVID-19 impact	—	111	—
Start-up costs	—	970	—
Foreign currency exchange (gain)/loss	(1,261)	38	(3,380)
ADJUSTED EBITDA	$16,138	$13,742	$15,772
ADJUSTED EBITDA MARGIN	17.9%	16.8%	17.8%